Exhibit 99.1

GrafTech Reports Third Quarter 2010 Results

  Net sales increased 55 percent year-over-year to $255 million.
  Gross profit improved $28 million to $75 million as compared to Q3 2009.
  Net income more than doubled to $40 million, or $0.33 per diluted share, excluding certain acquisition costs and currency losses.

PARMA, Ohio--(BUSINESS WIRE)--October 28, 2010--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2010.

2010 Third Quarter Highlights

  Net sales increased 55 percent to $255 million, versus the third quarter of 2009. Year-over-year currency movement unfavorably impacted the 2010 third quarter growth rate by approximately four percentage points.
  Gross profit was $75 million, or 29.4 percent of sales, as compared to $47 million or 28.2 percent of sales in the third quarter of 2009.
  Operating income improved to $41 million, or 16.0 percent of net sales, as compared to $25 million, or 15.2 percent of net sales, in the third quarter of 2009. Operating income in the quarter reflects $6 million in customary transaction expenses associated with the announced acquisitions of Seadrift Coke L.P. (Seadrift) and C/G Electrodes LLC (C/G). Excluding these charges, operating income margin for the quarter was 18.3 percent.
  Net income was $25 million, or $0.20 per diluted share, versus $7 million, or $0.06 per diluted share, in the third quarter 2009. Excluding $6 million in acquisition expenses and $10 million in losses from the remeasurement of intercompany loans and activities, virtually all of which were non-cash, net income in the third quarter of 2010 was $40 million, or $0.33 per diluted share. For the third quarter of 2009, net income was $16 million or $0.13 per diluted share, excluding the same items. For the nine months ended September 30, 2010, net income was $107 million, or $0.88 per diluted share, which excludes $12 million in acquisition expenses and $3 million in gains related to the remeasurement of intercompany loans and activities.
  Operating cash flow in the quarter was $40 million as compared to $61 million in the same period in the prior year. Operating cash flow in the quarter reflects an $18 million increase in working capital requirements due to higher disbursements associated with increased production levels and $4 million in acquisition related costs.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Third quarter results came in stronger than anticipated as both segments delivered a solid quarter in a still recovering operating environment. We are well positioned to capitalize on continued strength in the global economic recovery and are excited about the prospects for growth of our Company.”

Seadrift, C/G Acquisition Update

We have complied with the previously announced customary request for additional information from the Antitrust Division of the U.S. Department of Justice (DOJ) regarding the proposed acquisitions of Seadrift and C/G. Completion of the acquisitions is subject to compliance with applicable DOJ clearance procedures as well as other customary closing conditions. We are working cooperatively with the DOJ in connection with its review and continue to expect the two acquisitions to close in 2010.

Mr. Shular commented, “These acquisitions are strategic components for propelling growth for our Company and allowing us to better serve our global steel customers. We look forward to welcoming the Seadrift and C/G teams to Team GrafTech upon closing.”

Industrial Materials Segment

The Industrial Materials segment’s net sales increased to $208 million in the third quarter 2010, as compared to $137 million in the same period of the prior year. The increase was largely driven by higher graphite electrode sales volume related to improved steel end market demand year-over-year, offset in part by lower average graphite electrode selling prices.

Operating income for the Industrial Materials segment was $35 million in the third quarter of 2010, versus $24 million in the third quarter of 2009. Excluding $6 million in acquisition related costs, operating income for the segment was $40 million. The increase year-over-year was primarily due to higher graphite electrode sales volume and more favorable fixed cost absorption, offset by higher raw material costs, particularly for petroleum-based needle coke, and lower graphite electrode selling prices.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $47 million in the third quarter 2010, as compared to $28 million in the third quarter of 2009, as a result of higher sales volume across multiple product lines including solar, oil and gas exploration and electronics.

Operating income for the Engineered Solutions segment was $6 million, as compared to $1 million in the same period in 2009. The increase in operating income was primarily the result of higher sales volume and a favorable product mix, offset in part by higher production costs.

Mr. Shular commented, “As expected, our Engineered Solutions business began to recover in the third quarter and continues to gain traction. Operating income margins tripled year-over-year to 13.3 percent as a result of improved flow through to operating income.”

Corporate

Selling and administrative and research and development expenses were $34 million in the third quarter of 2010, as compared to $21 million in the third quarter of 2009. Excluding $6 million in acquisition related costs, overhead expense in the quarter was $28 million, essentially flat as compared to the second quarter 2010. The increase in overhead year-over-year is largely due to higher expense related to our previously announced plans to improve our sales and marketing coverage and increase research and development efforts to support internal growth initiatives, particularly as it relates to our Engineered Solutions business. In addition, higher commission expense associated with increased sales revenue also contributed to increased overhead expense in the current quarter.

Other expense, net, was $10 million in the third quarter of 2010, as compared to $11 million in the same period in 2009. Other expense, net, was driven by the remeasurement of intercompany loans and activities which generated a loss of approximately $10 million in the current quarter.

Outlook

Based on International Monetary Fund (IMF) projections and other economic reports, global economies continue to recover, to varying degrees, however downside risks remain high. The fragility of the global economic recovery remains a concern in both advanced and emerging economies. According to the World Steel Association and other industry sources, global steel operating rates have fallen steadily since the second quarter of 2010 and are not anticipated to improve significantly in the near term. As a result, electric arc furnace steel end market demand is expected to ease in the fourth quarter of 2010.

Our third quarter 2010 results came in stronger than anticipated as a result of favorable currency movement, the timing of shipments in our refractories business and a lower tax rate. For the fourth quarter of 2010, we expect graphite electrode sales volumes to be flat to down from the third quarter in response to the subdued operating rates of our customers. Sales in our Engineered Solutions segment are anticipated to remain solid as demand in key end markets such as solar, oil and gas exploration and electronics continues to improve. In aggregate, as a result of softening steel operating rates, our expectation is that operating income in the fourth quarter of 2010 will decline slightly as compared to the third quarter.

Based on IMF projections and other economic forecasts described above, we would expect the following targeted results in 2010, excluding any impact from the announced acquisitions of Seadrift and C/G and related customary transaction costs:

  Operating income in the range of $175 million to $180 million (previous guidance was $170 million to $180 million);
  Overhead expense (selling and administrative and research and development expenses) in the range of $110 million to $112 million (previous guidance was $105 million to $110 million);
  Capital expenditures of approximately $75 million to $80 million;
  Depreciation expense of approximately $40 million (previous guidance was $38 million);
  An effective tax rate in the range of 21 percent to 23 percent (previous guidance was 23 percent to 25 percent);
  Cash flow from operations in the range of $100 million to $110 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. The call will be webcast and available at www.graftech.com, in the investor relations section. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech makes its complete financial reports that have been filed with the SEC available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 70 countries. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the third quarter ended September 30, 2010 and outlook for 2010; future sales, costs, working capital, revenues, business opportunities; future operational performance; strategic plans; stock repurchase plans; costs of materials and production; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity or efficiency; capital expenditures; future prices and demand for our products; product quality; investments and acquisitions that we may make in the future; our ability to complete the acquisition of Seadrift and C/G and integrate their respective operations; financing (including factoring and supply chain financing) activities; debt levels; our customers’ operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; and currency exchange and interest rates.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2010 third quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; delays or changes in or non-consummation of the acquisition of Seadrift or C/G, or other investments or acquisitions that we make or may make in the future; failure to successfully integrate into our business such investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from such investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke, or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share data) (Unaudited)

	At December 31, 2009	At September 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$50,181	$66,503
Accounts and notes receivable, net of allowance for doubtful accounts of $4,545 at December 31, 2009 and $3,986 at September 30, 2010	117,620	158,687
Inventories	245,511	283,337
Loan to non-consolidated affiliate	6,000	-
Prepaid expenses and other current assets	9,586	13,371
Total current assets	428,898	521,898

Property, plant and equipment	982,173	1,028,208
Less: accumulated depreciation	610,182	635,309
Net property, plant and equipment	371,991	392,899
Deferred income taxes	11,437	11,125
Goodwill	9,037	9,524
Other assets	7,298	11,998
Investment in non-consolidated affiliate	63,315	65,641
Restricted cash	632	1,161
Total assets	$892,608	$1,014,246
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,928	$41,941
Short-term debt	1,113	9
Accrued income and other taxes	38,977	34,484
Supply chain financing liability	14,404	25,460
Other accrued liabilities	91,907	92,965
Total current liabilities	180,329	194,859

Long-term debt	1,467	1,383
Other long-term obligations	108,267	104,492
Deferred income taxes	25,486	29,097

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 124,027,399 shares issued at December 31, 2009 and 124,664,565 shares issued at September 30, 2010	1,240	1,247
Additional paid-in capital	1,300,051	1,309,170
Accumulated other comprehensive loss	(305,644)	(303,597)
Accumulated deficit	(305,202)	(207,740)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2009 and 4,068,412 at September 30, 2010	(112,511)	(113,693)
Less: common stock held in employee benefit and compensation trusts, 71,493 shares at December 31, 2009 and 75,721 shares at September 30, 2010	(875)	(972)
Total stockholders’ equity	577,059	684,415
Total liabilities and stockholders’ equity	$892,608	$1,014,246

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2010	2009	2010

Net sales	$164,879	$255,236	$456,679	$725,754
Cost of sales	118,346	180,204	332,332	507,892
Gross profit	46,533	75,032	124,347	217,862

Research and development	2,871	3,535	8,048	9,261
Selling and administrative expenses	18,589	30,593	63,319	85,412
Operating income	25,073	40,904	52,980	123,189

Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	953	(1,416)	54,343	(2,326)
Other expense (income), net	10,710	10,111	8,446	(1,744)
Interest expense	1,168	861	4,236	3,063
Interest income	(251)	(160)	(552)	(1,228)

Income (loss) before provision for income taxes	12,493	31,508	(13,493)	125,424
Provision for income taxes	5,629	6,896	8,265	27,962
Net income (loss)	$6,864	$24,612	$(21,758)	$97,462

Basic income (loss) per common share:
Net income (loss) per share	$0.06	$0.20	$(0.18)	$0.81
Weighted average common shares outstanding	119,928	120,559	119,596	120,484

Diluted income (loss) per common share:
Net income (loss) per share	$0.06	$0.20	$(0.18)	$0.80
Weighted average common shares outstanding	120,716	121,355	119,596	121,242

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2010	2009	2010

Cash flow from operating activities:
Net (loss) income	$6,864	24,612	(21,758)	97,462
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	7,703	10,478	23,905	29,175
Deferred income tax (benefit) provision	(11,677)	10,768	(10,829)	2,526
Equity in losses (earnings) and write-down of investment in non-consolidated affiliate	953	(1,416)	54,343	(2,326)
Post-retirement and pension plan changes	1,290	2,951	6,688	7,640
Currency losses (gains)	8,817	10,482	5,135	(4,286)
Stock-based compensation, including incentive compensation paid in company stock	999	1,549	5,957	4,953
Interest expense	380	391	1,040	1,420
Other charges, net	2,067	(1,351)	14,666	1,065
Dividends from non-consolidated affiliate	-	-	122	-
Decrease (increase) in working capital*	44,290	(18,255)	47,693	(79,167)
(Increase) in long-term assets and liabilities	(414)	(117)	(5,259)	(4,435)
Net cash provided by operating activities	61,272	40,092	121,703	54,027

Cash flow from investing activities:
Capital expenditures	(10,580)	(21,173)	(40,544)	(51,455)
Loan to non-consolidated affiliate	(6,000)	-	(6,000)	6,000
Proceeds from derivative instruments	170	1,098	433	978
Net change in restricted cash	(980)	(775)	(999)	(529)
Other	43	72	112	275
Net cash used in investing activities	(17,347)	(20,778)	(46,998)	(44,731)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(1,756)	24	773	(868)
Revolving Facility borrowings	10,000	-	124,715	-
Revolving Facility reductions	(43,231)	-	(155,231)	-
Proceeds from long-term debt	1,837	-	1,837	-
Principal payments on long-term debt	(19,906)	-	(20,035)	(56)
Supply chain financing	-	(18,548)	(30,115)	11,056
Proceeds from exercise of stock options	32	119	89	1,134
Purchase of treasury shares	-	(44)	-	(1,182)
Excess tax benefit from stock-based compensation	-	(78)	10	959
Long-term financing obligations	(279)	(295)	(815)	(857)
Revolver facility refinancing cost	-	(118)	-	(4,510)
Net cash (used in) provided by financing activities	(53,303)	(18,940)	(78,772)	5,676

Net (decrease) increase in cash and cash equivalents	(9,378)	374	(4,067)	14,972
Effect of exchange rate changes on cash and cash equivalents	414	2,753	1,068	1,350
Cash and cash equivalents at beginning of period	17,629	63,376	11,664	50,181
Cash and cash equivalents at end of period	$8,665	66,503	8,665	66,503

* Net change in working capital due to the following components:
Decrease (increase) in current assets:
Accounts and notes receivable, net	$(9,506)	2,260	64,187	(42,309)
Effect of factoring of accounts receivable	(175)	-	(15,993)	(1,115)
Inventories	32,352	3,939	62,819	(38,974)
Prepaid expenses and other current assets	245	30	(596)	(2,854)
Restructuring payments	(1)	(392)	(12)	(624)
(Decrease) increase in accounts payables and accruals	22,335	(24,092)	(61,766)	6,737
(Decrease) in interest payable	(960)	-	(946)	(28)
Decrease (increase) in working capital	$44,290	(18,255)	47,693	(79,167)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2010	2009	2010

Net sales:
Industrial Materials	$136,721	$208,248	$371,076	$599,394
Engineered Solutions	28,158	46,988	85,603	126,360
Total net sales	$164,879	$255,236	$456,679	$725,754

Segment operating income:
Industrial Materials	$23,828	$34,666	$46,986	$110,835
Engineered Solutions	1,245	6,238	5,994	12,354
Total segment operating income	$25,073	$40,904	$52,980	$123,189

Operating income margin:
Industrial Materials	17.4%	16.6%	12.7%	18.5%
Engineered Solutions	4.4%	13.3%	7.0%	9.8%
Total Operating income margin	15.2%	16.0%	11.6%	17.0%

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, Manager, Investor Relations, 216-676-2000